CERTIFICATE OF AMENDMENT

                             OF

                CERTIFICATE OF INCORPORATION

                      * * * * * * * * *


     California Energy Operating Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:   That in lieu of a meeting, the sole stockholder of said
corporation has given unanimous written consent to the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of California Energy Operating Company be amended by changing the first sentence thereof so that, as amended, said sentence shall be and read as follows:

     "The name of the Corporation is CalEnergy Operating Company (the
     "Company")."

     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Certificate of Amendment of Certificate of Incorporation has caused this certificate to be signed by Steven A. McArthur, its Senior Vice President, and attested by Douglas L. Anderson, Assistant Secretary, as of this 26th day of March, 1996.

                        CALIFORNIA ENERGY OPERATING COMPANY, INC.

                        By:
                             Steven A. McArthur
                             Senior Vice President

ATTEST

By:  Douglas L. Anderson
     Assistant Secretary